Exhibit 10.22

Versata, Inc. 300 Lakeside Drive, Suite 1500, Oakland, CA 94612-3534 ph 510-238.4100 fx 510.238.4101

February 2, 2004

Mr. William Frederick

Re: Letter Agreement Regarding Versata Inc.’s Severance Plan

Dear William,

Versata, Inc. (“Versata” or the “Company”) has adopted a severance plan (the “Plan”), the terms of which are included below. The Plan provides for certain pay and benefits for designated Plan Participants who otherwise qualify for such pay and benefits in, and only in, the event of occurrence of certain events as defined in the Plan itself.

We are pleased to inform you that you have been designated as a Plan Participant by the Company. Accordingly, subject to your agreement both to the terms of this Letter Agreement and to the terms of the Plan, upon termination of your employment, you may be eligible for severance payments, health care coverage, and the exercise of vested options.

Accordingly, you hereby agree to the following:

(a) Upon your separation from employment with Versata as explained in the Plan, as one condition of receiving any payment or benefit or the exercise of any rights under the Plan, you will execute a separation and consulting agreement and general release in the form attached to this Agreement as Exhibit A (the “Separation and Consulting Agreement and General Release”);

(b) If you execute the Separation Agreement, the determination of whether you are entitled to the payments and benefits shall be governed by the terms of the Plan; and

(c) This Letter Agreement supercedes all existing agreements between Versata and you, as well as any and all promises, policies, or practices by Versata, whether oral or written, that provide for severance payments or benefits from the Company to you upon or after the separation of your employment. All other terms and conditions contained in any existing employment or other agreement with the Company will remain in full force and effect.

Sincerely,

/S/ ALAN BARATZ
Alan Baratz
President and CEO

I have read and understand the Plan set forth below and agree to accept and abide by all of the terms and conditions as set forth in this Letter Agreement and in the Plan.

ACKNOWLEDGED and AGREED

/S/ WILLIAM FREDERICK	Date: 2/4/04

SEVERANCE PLAN

WHEREAS, Versata, Inc (the “Company”) has adopted a severance policy (the “Plan”); and

WHEREAS, William Frederick (“You”) previously have agreed that your eligibility for consideration for participation in the Plan is conditional upon your execution of the Separation and Consulting Agreement and General Release; and

WHEREAS, the Plan shall apply only,

(a) in the event your term of employment were to be terminated by the Company other than for cause, or

(b) in the event you were to resign from your position(s) with the Company (such teimination or resignation being hereafter referred to as termination) within sixty days after either of the following events (i) written notice to you of a determination made in good faith by the Board of Directors that there has been a change in your duties and position that is not reasonable in view of your previous position with the Company; or (ii) a reduction in your monthly salary that is not part of a Company wide salary reduction plan), and you take all necessary actions to effectuate such termination with the Company including taking any actions, (i.e. resignations from positions held with the Company’s subsidiaries), as required by the Company; you will receive a continuation of your monthly salary for a three (3) month period following the effective date of termination; or

(c) in the event a Corporate transaction or change in control occur during your employment, and you were to resign from your position(s) (such termination or resignation being hereafter referred to as termination) within sixty days after either of the following events (i) there has been a change in your duties and position that is not reasonable in view of your previous position with the Company; or (ii) a reduction in your monthly salary, and you take all necessary actions to effectuate such termination with the Company including taking any actions, (i.e. resignations from positions held with the Company’s subsidiaries), as required by the Company; you will receive a continuation of your monthly salary for a six (6) month period following the effective date of termination.

1. Health Care Coverage. The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company’s medical/dental plan until the earlier of (i) the first date that you are covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions or (ii) the end of the severance payment period under Paragraph 1. Any further coverage to which you or your dependents may be entitled during the remainder (if any) of your COBRA coverage period under Internal Revenue Code Section 4980B will be at your sole expense.

2. Consulting Services. You will provide and keep contact information current with the Company and will make yourself available to perform consulting services reasonably requested of you during the severance payment period under Paragraph 1 at times consistent with your other business obligations. For the first five (5) hours of consulting services you render per month, your sole compensation will be in the form of severance payments. To the extent you are requested to render more than five (5) hours of consulting services in any month, you will be compensated for each additional hour at a reasonable hourly rate to be agreed upon by you and the Company at the time such consulting services are to be rendered. In no event will you be required to render more than fifteen (15) hours of consulting services per month. You will also be reimbursed for all reasonable out-of-pocket expenses incurred in rendering such services upon your submission of appropriate documentation for those expenses.

4. Treatment of Options. Your outstanding options to purchase shares of the Company’s common stock will stop vesting at the time of your termination or resignation. You will have until the earlier of (i) the expiration date of the option term or (ii) the end of the applicable severance period measured from the date your severance payment period ends in which to exercise your options for any shares in which you are otherwise vested at the time of your termination or resignation.

5. Restrictive Covenants. During your consulting payment period under Paragraph 3:

(i) You will not directly or indirectly encourage or solicit any individual to leave the Company’s employ for any reason, or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

(ii) You will not induce or attempt to induce any customer, vendor, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, vendor, supplier, distributor, licensee or other business affiliate and the Company.

6. Termination for Cause. In the event of your termination for cause, you will not be entitled to receive any benefits under the Plan.

For purposes of the Plan, your services will be deemed to have been terminated for cause if such termination occurs by reason of your commission of any act of fraud, embezzlement or dishonesty, your unauthorized use or disclosure of confidential information or trade secrets of the Company, or any other intentional misconduct on your part which adversely affects the business or affairs of the Company in a material manner.

7. Reservation of Right to Terminate Plan. In the event the Company makes a good faith determination during the term of the Plan that you participated in activity during your employment that warranted “for cause” termination, the Company reserves the right to immediately terminate the Plan and revoke any and all benefits accrued hereunder.

8. Death. In the event of your death while you are an employee of the Company, your estate will receive the proceeds of any life insurance you may have purchased, but your estate will not receive any benefits under this agreement. The obligation of the Company to make payments to which you become entitled under this agreement will terminate at the end of the month in which you die. Should you die before you exercise your outstanding options for all the vested shares purchasable thereunder, then those options may be exercised for vested shares on the date of your death, within twelve (12) months after your death, by the executors or administrators of your estate or by persons to whom the options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such option be exercised after the specified expiration date of the option term.

9. Miscellaneous. This agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California. This agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon termination of your services. The terms of this Plan may be mutually modified in writing.

10. At Will Service. Nothing in this agreement is intended to provide you with any right to continue as an employee of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each party, to terminate your services at any time for any reason whatsoever, with or without cause.

Date: 2/4/04	/s/ WILLIAM FREDERICK
William Frederick

Date: 2/4/04	VERSATA, INC.

	BY:	/s/ ALAN BARATZ
(PRINT NAME)

	TITLE:	CEO and President

/s/ ALAN BARATZ
SIGNATURE

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into by “            ” (hereinafter “You”), and “Versata, Inc.” (hereinafter “the Company”).

RECITALS

WHEREAS, You were [position] of the Company, and your employment terminated with the Company effective [    ] and have received all accrued and unused vacation pay from the Company; and

WHEREAS, the Company and You also desire to part Company amicably and to settle, fully and finally, all potential claims between the Company and You, the parties enter into this Agreement.

COVENANTS

NOW, THEREFORE, in consideration of the consideration, terms and conditions as set forth, the parties agree:

1. References and Disparagement. The Company agrees that if contacted by a prospective employer of Yours, it will confirm your dates of employment and last position held. You agree to refer all prospective employers to Jim Doehrman or his successor. You and the Company each agree not to disparage the other, and You agree not to disparage any present or former officer, employee, or director of the Company.

3. Dismissal of the Action. If You have filed any action, including, without limitation, any California Labor Commission action, You agree to dismiss all such actions with prejudice, and for that purpose will cause to be transmitted to counsel for the Company a fully executed dismissal with prejudice.

4. Separation Payments. Following the effective date of this Agreement and subject to your obligations described in the Severance Plan and this Agreement, during the severance period [            ], the Company shall (i) make payments to You, each payment to equal the semi-monthly payroll payments that You were receiving as of the date of this Agreement, and (ii) the Company shall assume a responsibility to pay for Your continuation coverage under COBRA, provided that should You become covered under a subsequent employer’s medical plan, You shall promptly inform the Company of this fact, and the Company shall discontinue coverage the first day of the calendar month after receiving notice that You are covered.

5. Treatment of Stock. Your outstanding options to purchase shares of the Company’s common stock will stop vesting at the time of your termination or resignation. You will have until the earlier of (i) the expiration date of the option term or (ii) the end of the severance period measured from the date your severance payment period ends in which to exercise your options for any shares in which you are otherwise vested at the time of your termination or resignation.

6. Non-Solicitation. For a period of twelve months from your termination date, you will not directly or indirectly encourage or solicit any individual to leave the Company’s employ for any reason. For a period of twelve months from your termination date, you will not induce or attempt to induce any customer, vendor, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, vendor, supplier, distributor, licensee or other business affiliate and the Company.

7. Confidentiality. You and the Company agree and represent that: (i) the fact of and the terms and conditions of this Agreement, and (ii) the negotiation of this Agreement shall not be disclosed in any way, to any person, other than their legal counsel, and in the case of financial terms of this Agreement only to their CPA or tax advisor for the purposes of tax planning only or members of Your immediate family, except: (i) with the other party’s express written consent, which the consenting party may in its sole discretion grant or deny, (ii) pursuant to subpoena, (iii) pursuant to court order, (iv) pursuant to a valid and specific request by any government agency, or (v) pursuant to a reporting requirement on the Company. Each party agree to give notice to the other party pursuant to paragraph 13 of this Agreement within a reasonable time (but no later than five days before the date for production or testimony) after receipt of any subpoena or other request for testimony or production of documents.

8. Waiver of Claims and Release. In exchange for the consideration provided in this Agreement, the adequacy of which is hereby acknowledged, You and the Company, on behalf of Yourself and itself and their heirs, successors, and assigns, hereby fully release and forever discharge the Company on the part of You, and You on the part of the Company, including their officers, directors, agents, employees, attorneys, parents, affiliates and/or subsidiaries, from any and all claims, actions and liabilities of any kind or character whatsoever, arising in law or in equity, known or unknown to the releasing party, suspected or unsuspected, that such releasing party has ever had, now has or may now have against the party being released, including, without limitations, all claims directly or indirectly related to or arising out of Your employment by the Company, and/or the termination of or Your resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Your employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Your compensation, benefits and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due You by reason of Your employment with the Company; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, or any similar federal or state law prohibiting age discrimination. You and the Company understand and expressly agree that this Agreement and Release extends to all claims of whatever nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present or future, arising from or attributable to any incidents or event, occurring, in whole or in part, on or before the date of the execution of this Agreement and that any and all rights granted here under any state or federal law or regulation limiting the effect of this Release, including the provisions of Section 1542 of the California Civil Code, ARE HEREBY EXPRESSLY WAIVED. Section 1542 of the California Civil Code says:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

9. Legal Counsel. You and the Company expressly warrant that You have been supplied with and have read this Agreement, and have had an opportunity to discuss the terms of this Agreement with Your legal counsel. You further warrant that You fully understand the contents and effect of this document, approve and accepts the terms and provisions of this Agreement, agree to be bound thereby, and sign Your own free will.

10. Return of Property. You represent and warrant that You have returned all property of the Company by. You further agree that You have not and will not copy or cause to be copied, print out or cause to be printed out any software, programs, documents or other materials originating with or belonging to the Company or its affiliates. For purposes of this paragraph, “property” includes, but is not limited to, all computers, cell phones, electronic devices, computers, customer lists, employee lists, manuals, handbooks, business plans, records, plans, formulas, reports, files, lists (including computer generated lists), equipment, inventions, discoveries, products, software, programs, designs, methods, applications, or processes relating to the business of the Company.

11. Trade Secrets and Confidential Business Information. You acknowledges that You continue to be bound by Your existing legal duties with respect to trade secrets and confidential business information of the Company including, without limitation, that certain Proprietary Information and Inventions Agreement by and between You and the Company dated (    ).

12. General. This Agreement contains the entire agreement between the signatories and constitutes the complete, final, and exclusive embodiment of their agreement with respect to the subject matter hereof. Any modifications to the terms of this Agreement must be made in writing and signed by all parties to this Agreement. This Agreement shall bind the heirs, personal representatives, successors, assigns of You and the Company and shall insure to the benefit of each party’s heirs, successors, and assigns. The terms and provisions (collectively “provisions”) of this Agreement are severable. Should any provision hereof, for any reason, be deemed or held invalid or unenforceable, in whole or in part, by a court of law, that provision or portion thereof shall be deemed amended and shall be construed so as to enable the provision(s) to be applied and enforced to the maximum lawful extent. Each side shall bear its own attorneys’ fees, expert witness fees and costs in connection with and claims asserted and this Agreement. The parties hereto do not intend that any rules of constructions be employed or asserted in the construction or interpretation of this Agreement and that for all purposes, both parties hereto be deemed to be joint authors hereof.

13. Notices. All notices and other communications hereunder shall be communicated to all parties in writing and shall be delivered or mailed by registered or certified mail, postage prepaid and with return receipt requested.

Hand-delivered notices shall be deemed communicated when received. Mailed notices shall be deemed communicated as of three (3) full business days after mailing, if mailed to the following respective addresses.

Versata, Inc.:
Human Resources
300 Lakeside Drive
15th Floor
Oakland, California 94612
Telephone: 510-628-1026
Facsimile: 510-238-4180

YOU:	Address
Contact Number
Email

14. Acceptance. To accept this Agreement, You must sign and date the Agreement and return it to Human Resources by (    ). The date of Your acceptance will be the “effective date” of this Agreement.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

By signature below, the parties assent to each and all of the terms of this Agreement.

____________________
Date	(You)

____________________	/s/ ALAN BARATZ
Date	Alan Baratz
CEO

EXHIBIT B

ACKNOWLEDGEMENT OF CONFIDENTIALITY

I, [insert name], agree not to disclose to anyone the fact of or the terms and conditions of the settlement agreement entered into between [NAME] and Versata, Inc.

I declare under penalty of perjury of the laws of the State of California that the foregoing is true and correct, and that this Acknowledgement was executed on this      day of                      , 2004.

[signature]

[printed name]